Exhibit 99.1

Graphite Corp. Sampling at Alabama Property Validates Data and Initiates October Fieldwork

--Known deposits of flake graphite offer simplified production scenario

ELKO, NV – (MARKETWIRE – September XX, 2012) – Graphite Corp. (OTCQB: GRPH) (“Graphite Corp.” or the “Company”), an exploration stage company focused on the evaluation and development of domestic graphite mining opportunities, is pleased to announce key results from a recent preliminary field survey at a flagship property in Alabama, on which the Company holds mineral exploration rights.

Graphite Corp. holds interests in historically documented graphite-bearing properties identified as the Carr and Cahaba leases comprising a total of 3,759.6 acres located in Clay County, Alabama. Initial sampling as part of due diligence by Company consultants was limited to an area of old mine workings, which returned values ranging from a low of 2.2% up to 6.01% graphitic carbon in unconsolidated or semi-consolidated schist. The average of these samples was 3.54% graphitic carbon. In addition, it was noted that the bulk of the disseminated graphite flakes contained in this promising location would offer a very simple extraction and material processing scenario. The material comprised moderate to large (+50mesh) flakes.

As a result of the initial findings, the Company intends to field a team of geologists led by Company President and CEO, Brian Goss, with the intent to perform a detailed field study anticipated to commence in early October. The preliminary work plan for the Alabama property includes additional surface mapping of various showings and old mines in order to develop a full field program incorporating longer term geologic assessments and preparatory efforts towards a drill program aimed at delivering a quantifiable resource evaluation with the intent to rapidly develop and initiate commercialization plans.

The main source of graphite mining in America has long been Alabama’s Piedmont region, centered on Clay and Coosa counties, yet it has seen relatively little major activity for over 60 years. The industry languished following the end of WWI with little or no graphite produced from 1929 to 1939. Subsequently, the US Bureau of Mines investigated the Alabama graphite deposits in 1940 as part of activities during the onset of WWII and modern recovery methods were applied to production scenarios resulting in a prospecting program, which disclosed reserves of over 25 million tons of graphitic material in the area. Since WWII, extraction has been extremely limited with almost no new exploration or investment in either the area or industry sector.

The mineral is abundant in the region particularly as valuable flakes dispersed within the metamorphic rocks of the Piedmont section in the east-central part of the state forming one of the largest graphite deposits in the United States. In the 1950s, graphite was mainly used for industrial purposes such as steel manufacturing and graphite mining went into decline as imports of less expensive, lower-grade foreign graphite increased.

Today, with significant and ongoing increases in demand fueled by the needs of developing nations and the incredible growth of exciting new technologies positioning graphite at the cutting edge of innovation, graphite prices have risen to recent record highs with many industry observers suggesting a long term period of growth ahead.  Graphite Corp. is moving rapidly to capture a commercially viable share of this resurgent domestic resource opportunity right here in America.

Additional details of the Company’s business, finances, appointments and agreements can be found as part of the Company’s continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s  (“SEC”) EDGAR database. For more information, visit our website at www.graphite-corp.com and ensure you view our corporate video at:

http://www.graphite-corp.com/investors/presentations.

About Graphite Corp. (OTCBQ: GRPH)

Graphite Corp. is a publicly traded Elko, Nevada-based resource exploration stage company focused on the evaluation and development of graphite based deposits within the United States. The Company is positioning itself to emerge as a leading pure-play exploration company through the development of its current strategic land positions in Alabama and Montana straddling the heartland of America’s most significant graphite resources. The Company's experienced geological team continues to pursue additional prospective graphite, precious metal, and rare earth opportunities to advance and develop into strategic assets that increase shareholder value. For more information, visit our website at www.graphite-corp.com.

Note Regarding Forward-Looking Statements

This release contains forward-looking statements that reflect the Company's plans and expectations. In this press release and related comments by Company management, words like "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions are used to identify forward-looking statements, representing management's current judgment and expectations about possible future events. Management believes these forward-looking statements and the judgments upon which they are based to be reasonable, but they are not guarantees of future performance and involve numerous known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements.

Contact:

GRPH Investor Relations

Phone: +1-888-278-7140

Email: investors@graphite-corp.com

Website: www.graphite-corp.com

Source: Graphite Corp.